Exhibit 99.1
News Release
FOR IMMEDIATE RELEASE
Investor Contact:
Margaret Boyce
312-255-5784
margaret.boyce@diamondconsultants.com
Media Contact:
David Moon
312-255-4560
david.moon@diamondconsultants.com
DIAMOND REPORTS FOURTH QUARTER AND FISCAL YEAR 2008 RESULTS
Generated Annual Net Revenue Growth of 8%
Full-Year Free Cash Flow of $23 million
CHICAGO, May 8, 2008—Diamond Management & Technology Consultants, Inc. (Nasdaq: DTPI), a premier global management and technology consulting firm, today announced results for its fourth quarter and fiscal year 2008 (ended March 31, 2008).
Financial Review
Fiscal Year 2008
In fiscal year 2008, net revenue was $182.3 million, up 8% compared to $168.7 million reported in the prior year. The Company reported income from continuing operations before income taxes of $19.1 million, an increase of 35% compared to income from continuing operations before income taxes of $14.1 million last fiscal year. Income from continuing operations after income taxes was $10.2 million, or $0.33 per diluted share, in fiscal year 2008. This compares with income from continuing operations after income taxes of $7.2 million, or $0.21 per diluted share in fiscal year 2007. In fiscal year 2008, the Company repurchased 6.3 million shares at an average price of $8.09 per share for a total payout of $50.9 million, including a Dutch Auction tender offer completed during the fourth quarter. The Company generated free cash flow (cash flow provided by operating activities less capital expenditures) of $22.9 million in fiscal year 2008. The Company ended fiscal year 2008 with a cash and cash equivalents balance of $53.3 million and no debt.
“Fiscal year 2008 was a year of two parts. In the first half of the year, we generated 14% growth, in line with our target growth rate. As the economy slowed, our business slowed and we finished the year with 8% year-over-year growth ” said Adam Gutstein, President and CEO of Diamond. “Our core clients, market leaders in their respective industries, continue to use our services despite and perhaps because of, the difficult environment. We’re pleased our top 10 clients from the March quarter continue with us in the current quarter. We have an impressive track record of helping companies create value, whether in terms of growth or cost containment, and in delivering projects on time and on budget,” said Gutstein.
Fourth Quarter 2008
Net revenue for the quarter ended March 31, 2008 was $42.4 million, compared with $42.9 million for the same period in the prior fiscal year.
Income from continuing operations before income taxes was $1.0 million, compared with $4.9 million reported in the fourth quarter of the prior fiscal year. Income from continuing operations after income taxes was $0.6 million compared with $2.6 million reported in the same period last year. The Company reported diluted earnings per share from continuing operations of $0.02 per diluted share compared with $0.08 per diluted share in the same period last year. Diluted weighted average shares outstanding decreased by over four million shares to 29.3 million from 33.6 million compared with the year-ago period.
The Company’s effective tax rate was 44% in the fourth quarter compared with a 48% effective tax rate in the same period last year. The Company did not reverse a $1.4 million international tax valuation allowance it had previously anticipated it would reverse pending confirmation of a favorable determination from the tax agency.
Free cash flow (cash flow provided by operating activities less capital expenditures) in the fourth quarter of fiscal year 2008 was $1.2 million. The Company ended the fourth quarter with cash and cash equivalents of $53.3 million and no borrowings.
In fiscal year 2007, the Company divested certain portions of its international operations. Under the terms of the agreement, the Company had the opportunity to receive up to an additional $7.0 million in proceeds if the consulting units sold by the Company achieved certain objectives during the first 18 months following the closing date of the transaction. During the fourth quarter of fiscal year 2008, the Company received a cash payment of $7.0 million and recorded an additional gain from discontinued operations.
In addition, the Company recorded income from discontinued operations of $4.6 million during the fourth quarter of fiscal year 2008 due to the reversal of a portion of a Spanish tax indemnification obligation accrual as a result of favorable rulings by the Spanish tax authorities on a portion of the assessments that had been previously accrued and under appeal.
Share Repurchase
During the fourth quarter, the Company completed a Dutch Auction tender offer for 2.6 million shares at $6.00 per share for a total payout of $16.5 million. The total payout includes costs the Company recorded for advisory and agent fees related to the tender offer. The source of funds for the tender offer was existing company cash. The total number of shares repurchased in the fourth quarter was approximately 3.1 million shares at an average price of $6.16 for a total payout of $19.4 million. The remaining stock repurchase authorization outstanding was over $40 million as of March 31, 2008.

Business Metrics
The Company served 63 clients during the fourth quarter of fiscal year 2008, compared with 65 clients served in both the third quarter of fiscal year 2008 and the fourth quarter last year. The Company added 14 new clients, compared to 18 new clients in the third quarter and 19 clients in the year-ago period. The top five clients represented 39% of revenue during the fourth quarter of fiscal year 2008 compared to 41% in the third quarter and 37% in the year-ago period.
The Company ended the fourth quarter with 510 client-serving professionals, compared with 512 in the third quarter and 507 in the year-ago period. Chargeability was 60% in the fourth quarter of fiscal year 2008, compared with 65% in the prior quarter and 61% in the year-ago period. Annualized net revenue per professional was $332 thousand, compared with $363 thousand in the third quarter and $340 thousand in the year-ago period. Annualized voluntary attrition was 12% in the fourth quarter, compared with 13% in the fourth quarter last year.
Revenue by industry practice in the fourth quarter was: Financial Services: 32%; Insurance: 20%; Healthcare: 23%; Enterprise: 16%; Telecom: 6%; and Public Sector: 3%.
Business Outlook
“We have seen a deceleration in demand in recent weeks characterized by an increase in project deferrals, lengthening sales cycles, and some project cancellations. Given the current market environment, we are anticipating first quarter net revenue in the range of $36 to $38 million,” continued Gutstein.
“We have been through difficult market environments in the past and understand how to manage our business and position ourselves for growth as the market turns. We are reacting by reducing discretionary spending, moderating our hiring and managing our expenses in general, even as we continue to invest in our offerings and to expand our industry practices and international geographies. We believe that we have the fundamentals in place to benefit from the inevitable upturn in the demand environment.”
In the first quarter of fiscal year 2009, the Company will begin to provide Adjusted EBITDA data as supplemental information to help investors evaluate its business performance. The Company defines Adjusted EBITDA as income from continuing operations before interest, taxes, depreciation, amortization and stock-based compensation expense. Management believes Adjusted EBITDA is a useful indicator of the Company’s financial and operating performance and its ability to generate cash flows from operations that are available for share repurchases and capital expenditures.

First Quarter 2009
The Company expects first quarter net revenue in the range of $36 to $38 million, a pretax loss of $1 million to $3 million and GAAP EPS to be in the range of negative $0.03 to negative $0.08 per diluted share. The Company expects its reported tax rate to be in a range of 15% to 30% and its weighted average share count to be approximately 28 million shares. Free cash flow is expected to be negative $1 million to negative $3 million which includes a payout of $5 million in the first quarter related to last fiscal year’s staff annual bonus awards. Given the dynamic market environment, the Company will provide quarterly guidance going forward.
Conference Call
Diamond will host a conference call today, May 8, 2008 at 8:00 am CT to discuss the results of the quarter. The dial-in number for the conference call is 800-952-1718 for North American callers and 212-231-2900 for international callers. The replay will be available until May 15, 2008 and can be accessed by calling 402-977-9140, then entering passcode number 21380460. The call will be broadcast live and archived on Diamond’s web site at www.diamondconsultants.com.
About Diamond
Diamond is a management and technology consulting firm. Recognizing that information and technology shape market dynamics, Diamond’s small teams of experts work across functional and organizational boundaries to improve growth and profitability. Since the greatest value in a strategy, and its highest risk, resides in its implementation, Diamond also provides proven execution capabilities. We deliver three critical elements to every project: fact-based objectivity, spirited collaboration, and sustainable results. Diamond is headquartered in Chicago, with offices in New York, Washington, D.C., Hartford, London and Mumbai. Diamond is publicly traded on the Nasdaq Global Select Market under the symbol “DTPI.” To learn more, visit www.diamondconsultants.com
Forward-Looking Statements
Statements in this press release that do not involve strictly historical or factual matters are forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws. Forward-looking statements involve estimates, projections, assumptions, risks and uncertainties and speak only as of the date of this release based on information available to the Company as of the date of this release, and the Company assumes no obligation to update any forward-looking statements. Actual results may differ materially from the results projected in any forward-looking statement. For a discussion of some of the risks and uncertainties that could cause actual results to differ materially, please refer to the risks and uncertainties identified in our filings with the SEC.

DIAMOND MANAGEMENT & TECHNOLOGY CONSULTANTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	For the Three Months		For the Twelve Months
	Ended March 31,		Ended March 31,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)
REVENUE:
Net revenue	$42,365	$42,904	$182,288	$168,699
Reimbursable expenses	5,518	5,371	22,768	21,574

Total revenue	47,883	48,275	205,056	190,273

PROJECT PERSONNEL EXPENSES:
Project personnel costs before reimbursable expenses	30,834	29,316	125,772	118,596
Reimbursable expenses	5,518	5,371	22,768	21,574

Total project personnel expenses	36,352	34,687	148,540	140,170

GROSS MARGIN	11,531	13,588	56,516	50,103

OTHER OPERATING EXPENSES:
Professional development and recruiting	2,137	1,924	9,420	8,838
Marketing and sales	2,028	1,225	4,451	3,766
Management and administrative support	7,108	6,659	26,947	27,499
Restructuring recovery	—	—	—	(24)

Total other operating expenses	11,273	9,808	40,818	40,079

INCOME FROM OPERATIONS	258	3,780	15,698	10,024

OTHER INCOME, NET	771	1,147	3,410	4,099

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	1,029	4,927	19,108	14,123

INCOME TAX EXPENSE	453	2,362	8,873	6,908

INCOME FROM CONTINUING OPERATIONS AFTER INCOME TAXES	576	2,565	10,235	7,215

DISCONTINUED OPERATIONS:
Gain on disposal of discontinued operations including income tax benefit of $574 for the twelve months ended March 31, 2007	7,000	43	7,000	22,932
Income (loss) from discontinued operations, net of income taxes	4,586	(75)	3,859	1,254

DISCONTINUED OPERATIONS, NET OF INCOME TAXES	11,586	(32)	10,859	24,186

NET INCOME	$12,162	$2,533	$21,094	$31,401

BASIC INCOME (LOSS) PER SHARE OF COMMON STOCK:
INCOME FROM CONTINUING OPERATIONS	$0.02	$0.08	$0.34	$0.23
INCOME (LOSS) FROM DISCONTINUED OPERATIONS	0.40	(0.00)	0.36	0.76

NET INCOME	$0.42	$0.08	$0.70	$0.98

DILUTED INCOME (LOSS) PER SHARE OF COMMON STOCK:
INCOME FROM CONTINUING OPERATIONS	$0.02	$0.08	$0.33	$0.21
INCOME (LOSS) FROM DISCONTINUED OPERATIONS	0.40	(0.00)	0.34	0.71

NET INCOME	$0.42	$0.08	$0.67	$0.92

SHARES USED IN COMPUTING BASIC INCOME (LOSS) PER SHARE	28,719	31,434	30,200	31,951

SHARES USED IN COMPUTING DILUTED INCOME (LOSS) PER SHARE	29,285	33,557	31,492	34,076
The following amounts of stock-based compensation expense (“SBC”) are included in each of the respective expense categories reported above:

	For the Three Months		For the Twelve Months
	Ended March 31,		Ended March 31,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)
Project personnel costs before reimbursable expenses	$3,683	$2,995	$15,059	$11,318
Professional development and recruiting	25	24	124	101
Marketing and sales	75	83	332	345
Management and administrative support	831	665	2,841	2,925

SBC from continuing operations	$4,614	$3,767	$18,356	$14,689
SBC included in income (loss) from discontinued operations	—	—	—	527

	$4,614	$3,767	$18,356	$15,216
SBC recorded against the gain on disposal of discontinued operations	—	—	—	1,379

Total SBC	$4,614	$3,767	$18,356	$16,595

DIAMOND MANAGEMENT & TECHNOLOGY CONSULTANTS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	March 31,
	2008	2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$53,267	$84,125
Accounts receivable, net of allowance of $695 and $573 as of March 31, 2008 and 2007, respectively	13,215	14,883
Income taxes receivable	256	—
Deferred tax asset — current portion	1,236	865
Prepaid expenses and other current assets	3,246	3,333

Total current assets	71,220	103,206

Restricted cash	7,338	6,095
Computers, equipment, leasehold improvements and software, net	4,572	2,750
Deferred tax asset — long-term portion	7,710	7,826
Other assets	1,555	998

Total assets	$92,395	$120,875

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,416	$1,656
Income taxes payable — current portion	—	1,743
Share repurchase payable	—	1,172
Accrued compensation	4,648	7,916
Deferred revenue	1,092	1,430
Other accrued liabilities	7,532	7,384

Total current liabilities	15,688	21,301

Restructuring accrual — long-term portion	119	340
Net tax indemnification obligation	450	3,307
Accrued income tax liabilities — long-term portion	1,286	—

Total liabilities	17,543	24,948

Stockholders’ equity:
Common stock, 27,088 and 31,698 shares outstanding as of March 31, 2008 and 2007, respectively	502,431	533,875
Accumulated other comprehensive loss	(2,748)	(2,771)
Accumulated deficit	(424,831)	(435,177)

Total stockholders’ equity	74,852	95,927

Total liabilities and stockholders’ equity	$92,395	$120,875

DIAMOND MANAGEMENT & TECHNOLOGY CONSULTANTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (1)
(In thousands)

	For the Three Months		For the Twelve Months
	Ended March 31,		Ended March 31,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income	$12,162	$2,533	$21,094	$31,401
Adjustments to reconcile net income to net cash provided by operating activities:
Restructuring recovery	—	—	—	(478)
Depreciation and amortization	449	344	1,550	1,754
Stock-based compensation	4,614	3,767	18,356	15,216
Gain on sale of discontinued operations	(7,000)	(43)	(7,000)	(22,358)
Deferred income taxes	(1,447)	(455)	(254)	757
Changes in assets and liabilities:
Accounts receivable	(3,613)	(3,036)	1,742	(8,395)
Prepaid expenses and other	854	403	89	154
Accounts payable	908	(140)	693	(1,088)
Accrued compensation	893	334	(3,261)	3,638
Restructuring accrual	(56)	(54)	(221)	(1,309)
Income taxes payable	(328)	1,228	(1,649)	878
Other assets and liabilities	(5,398)	(934)	(5,138)	2,052

Net cash provided by operating activities	2,038	3,947	26,001	22,222

Cash flows from investing activities:
Decrease (increase) in restricted cash	(35)	215	(132)	(602)
Net proceeds from sale of discontinued operations	7,000	1,542	7,000	29,462
Capital expenditures, net	(862)	(968)	(3,066)	(2,902)
Other assets	—	180	44	227

Net cash provided by investing activities	6,103	969	3,846	26,185

Cash flows from financing activities:
Stock option and employee stock purchase plan proceeds	478	5,726	4,292	11,685
Payment of employee withholding taxes from equity transactions	(317)	(969)	(3,436)	(4,990)
Tender offer cash distributions	—	—	—	(1,805)
Common stock cash dividends	22	16	(10,748)	(9,700)
Tax benefits from employee stock plans, net of adjustments	18	1,412	1,220	4,387
Purchase of treasury stock	(20,155)	(9,326)	(52,110)	(36,293)

Net cash used in financing activities	(19,954)	(3,141)	(60,782)	(36,716)

Effect of exchange rate changes on cash	(15)	(72)	77	211

Net increase (decrease) in cash and cash equivalents	(11,828)	1,703	(30,858)	11,902
Cash and cash equivalents at beginning of period	65,095	82,422 (2)	84,125	72,223 (2)

Cash and cash equivalents at end of period	$53,267	$84,125	$53,267	$84,125

Non-cash financing activities:
Treasury stock repurchase obligation	$—	$1,172	$—	$1,172

(1)	The Condensed Consolidated Statements of Cash Flows is prepared on a combined basis and the reported results include both continuing and discontinued operations for the three and twelve month periods ended March 31, 2007 and 2008.

(2)	Cash and cash equivalents includes $2,324 of cash and cash equivalents classified as discontinued operations as of March 31, 2006.